Exhibit 23.3

CONSENT

We hereby consent to the reference to our valuation dated November 26, 2013 of the Radisson Blu Hotel and Centre Ville Apart Hotel in Bucharest, Romania, as of December 31, 2012, 2011 and 2010, appearing in the Annual Report on Form 20-F/A of Elbit Imaging Ltd. for the year ended December 31, 2012 as filed with the Securities and Exchange Commission and to the incorporation by reference of such Annual Report in this Registration Statement on Form F-1 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Colliers International
Colliers International

Bucharest, Romania
March 12, 2013